Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Yoshitsu Co., Ltd. on Form F-3 [FILE NO. 333-274076] of our report dated July 16, 2024, with respect to our audits of the consolidated financial statements of Yoshitsu Co., Ltd. as of March 31, 2024 and 2023, and for each of the two years in the period ended March 31, 2024, which reports are included in this Annual Report on Form 20-F of Yoshitsu Co., Ltd. for the year ended March 31, 2024.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statements.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

July 16, 2024